EXHIBIT 99.1

Rome Bancorp Reports Second Quarter Earnings Per Share and Declaration of Quarterly Dividend

ROME, N.Y., July 22, 2009 (GLOBE NEWSWIRE) -- Rome Bancorp, Inc. (the "Company") (Nasdaq:ROME), the holding company of The Rome Savings Bank (the "Bank"), announced today the Company's results of operations for the three and six month periods ended June 30, 2009.

Net income for the Company for the three-month period ended June 30, 2009 was $647,000 or $0.10 per diluted share, compared to $780,000, or $0.11 per diluted share for the same period in 2008. The decrease in net income from the second quarter of 2008 was primarily attributable to an increase in the provision for loan losses of $200,000 and an increase in non-interest expense of $134,000 (largely due to a significant increase in the premiums assessed by the Federal Deposit Insurance Corporation ("FDIC")), which were partially offset by an increase in net interest income before loan loss provision of $25,000, an increase in non-interest income of $58,000 and a decrease in income tax expense of $119,000.

The $25,000 increase in net interest income before loan loss provision reflects a decrease in interest expense of $109,000 which was partially offset by an $84,000 decrease in interest income. Interest income earned on the loan portfolio decreased by $119,000, or 2.8%, due in part to the effect of prime rate decreases on variable rate loans. This was partially offset by growth in the average loan portfolio of $5.0 million, or 1.7%, over the comparable quarter of 2008. Income on investments increased by $38,000, or 43.2%, from the same period last year due to the purchase of additional securities during the first half of 2009. Earnings on interest bearing deposits decreased by $3,000 compared to the second quarter of 2008, due to a decline in rates paid on these deposits.

The decrease in interest expense is attributable to a decrease in interest paid on deposit accounts, partially offset by an increase in interest expense on FHLB borrowings. The average balance of deposit accounts increased to $185.3 million for the second quarter of 2009, compared to $177.1 million in the same quarter of 2008, while the average cost of these deposits decreased to 1.37% in the current quarter from 1.93% for the same period of 2008. The average balance of borrowings increased to $54.7 million for the second quarter of 2009 from $45.3 million for the same period of 2008. These funds were utilized to repurchase treasury shares, fund loan originations and purchase investment securities over the past twelve months. The rate paid on borrowings increased to 3.37% in the current quarter from 3.11% in the second quarter of 2008 as the Company restructured some of its floating rate short-term debt to fixed rate longer maturity advances.

The Company recorded a $200,000 provision for loan losses in the quarter and six months ended June 30, 2009 versus no provision in the same periods of 2008. The provision recorded in the current year is related to the downgrade of a single commercial credit. While this borrower remains current with its loan payments, management felt that the borrower's current financial circumstances warranted the change in rating. With the exception of this one credit relationship, loan quality has remained stable and net charge-offs have remained low. The loan loss allowance as a percentage of total loans increased to 0.72% at June 30, 2009 from 0.64% at December 31, 2008. The allowance for loan losses as a percent of non-performing loans was 146.2% at June 30, 2009, compared to 152.1% at the previous year end.

Non-interest income for the second quarter of 2009 increased to $636,000 from $577,000 for the same period in 2008. This increase is attributable to additional gains on the sales of mortgage loans to the secondary market as the Company has increased the volume of loans sold.

Non-interest expense for the second quarter of 2009 increased to $2.7 million from $2.6 million for the same period in 2008 due to higher defined benefit pension costs and FDIC assessments. Due to overall higher assessment rates charged to all banks insured by the FDIC, as well as a special assessment, the Company's FDIC and regulatory assessment expense increased to $93,000 for the second quarter of 2009 from $29,000 for the same period last year. Income tax expense decreased to $305,000 for the quarter ended June 30, 2009 from $424,000 for the second quarter of 2008 due to a decrease in pre-tax income and an increase in positive permanent tax benefits.

Net income for the Company for the six month period ended June 30, 2009 was $1.4 million, or $0.20 per diluted share, compared to $1.5 million, or $0.21 per diluted share for the same period of 2008. The decrease in net income was primarily the result of the aforementioned $200,000 increase in the provision for loan losses and an increase in non-interest expense of $131,000, partially offset by increases in net interest income before loan loss provision of $37,000 and non-interest income of $75,000, respectively, and a decrease in income tax expense of $92,000. Net interest income and non-interest income for the first halves of 2009 and 2008 were similarly impacted by the factors discussed in the second quarter analysis, above. Non-interest expense for the six months ended June 30, 2009 increased to $5.5 million from $5.3 million for the first half of 2008, due primarily to increased FDIC assessments which have increased by $220,000 to $279,000 for the first six months of 2009 from $59,000 for the same period last year. The FDIC special assessment charged to the Bank this year was $143,000 pre-tax, or $0.01 per diluted common share after taxes. Income tax expense for 2009 decreased due to lower pre-tax income and an increase in positive permanent tax benefits.

Total assets decreased slightly to $336.7 million at June 30, 2009 from $337.9 million at December 31, 2008, principally due to decreases in the loan portfolio. Over the same period, deposits increased by 5.2% to $216.6 million from $205.9 at year end 2008.

Commenting on the Company's second quarter results, Charles M. Sprock, Chairman, CEO and President said, "By adhering to the fundamentals of our operating plan during the current uncertain economic climate, we have been able to deliver consistently positive operating results and shareholder returns. At the same time, our asset quality and net interest margin have remained strong and we have grown the Bank's core deposit base."

The Company also announced that its Board of Directors has declared a quarterly cash dividend on its common stock of 8.5 cents ($0.085) per share for stockholders of record at the close of business on August 7, 2009. The dividend is payable on August 21, 2009.

Forward-Looking Statements

Statements included in this press release that are not historical or current fact, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

                           Rome Bancorp, Inc.
                         Selected Financial Data
                               (Unaudited)
              (Dollars in thousands, except per share data)

                                                          As of
                                                  --------------------
                                                   June 30,   Dec. 31,
                                                    2009        2008
                                                  ---------  ---------
 Selected Financial Condition Data:
 Total assets                                     $ 336,663  $ 337,886
 Loans, net                                         289,112    298,453
 Securities                                          12,367      8,588
 Cash and cash equivalents                           13,470      9,579
 Total deposits                                     216,560    205,932
 Borrowings                                          55,007     66,324
 Total shareholders' equity                          59,565     60,344
 Allowance for loan losses                            2,105      1,936
 Non-performing loans                                 1,440      1,273
 Non-performing assets                                1,632      1,604

                            For the three months   For the six months
                               ended June 30,        ended June 30,
                            --------------------  --------------------
                               2009       2008       2009       2008
                            ---------  ---------  ---------  ---------

 Selected Operating Data:
 Interest income            $   4,324  $   4,408  $   8,687  $   8,917
 Interest expense               1,094      1,203      2,207      2,474
                            ---------  ---------  ---------  ---------
 Net interest income            3,230      3,205      6,480      6,443
 Provision for loan losses        200         --        200         --
                            ---------  ---------  ---------  ---------
 Net interest income after
  provision for loan losses     3,030      3,205      6,280      6,443
 Non-interest income:
 Service charges and other
  income                          635        577      1,167      1,092
 Net (loss) gain on
  securities                       --         --         --         --
                            ---------  ---------  ---------  ---------
 Total non-interest income        635        577      1,167      1,092
 Non-interest expense           2,713      2,579      5,456      5,325
                            ---------  ---------  ---------  ---------
 Income before income taxes       952      1,204      1,991      2,209
 Income tax expense               305        424        637        729
                            ---------  ---------  ---------  ---------
 Net income                 $     647  $     780  $   1,354  $   1,480
                            =========  =========  =========  =========

                           Rome Bancorp, Inc.
                         Selected Financial Data
                               (Unaudited)
              (Dollars in thousands, except per share data)

                            For the three months   For the six months
                               ended June 30,        ended June 30,
                            --------------------  --------------------
                               2009       2008       2009       2008
                            ---------  ---------  ---------  ---------
 Selected Financial Ratios
  and Other Data:

 Performance Ratios:
 Basic earnings per share       $0.10      $0.11      $0.20      $0.21
 Diluted earnings per share     $0.10      $0.11      $0.20      $0.21
 Return on average assets       0.78%      0.98%      0.82%      0.93%
 Return on average equity       4.43%      4.82%      4.61%      4.47%
 Net interest rate spread  1    3.83%      3.90%      3.86%      3.90%
 Net interest margin       1    4.23%      4.42%      4.27%      4.46%
 Non-interest expense to
  average assets                3.25%      3.22%      3.29%      3.34%
 Efficiency ratio          1   70.13%     68.03%     71.27%     70.52%
 Average interest-earning
  assets to average
  interest-bearing
  liabilities                 127.80%    131.60%    128.19%    132.72%

                                                          As of
                                                  --------------------
                                                   June 30,   Dec. 31,
                                                    2009        2008
                                                  ---------  ---------
 Equity Ratios:
 Equity to assets                                    17.69%     17.86%
 Book value per share                                 $8.66      $8.55

 Asset Quality Ratios:
 Nonperforming loans as percent of loans              0.49%      0.42%
 Nonperforming assets as percent of total assets      0.48%      0.47%
 Allowance for loan losses as a percent of loans      0.72%      0.64%
 Allowance for loan losses as a percent of
  non-performing loans                               146.2%     152.1%

 Notes:
 1. Includes tax equivalent adjustment for the Company's tax-exempt municipal securities.

CONTACT:  Rome Bancorp, Inc.
          David Nolan, Executive Vice President
           and Chief Financial Officer
          (315) 336-7300